UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported):  March 5, 2018 (February 28, 2018)

XL GROUP LTD
(Exact name of registrant as specified in its charter)

BERMUDA	1-10804	98-1304974
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

O’Hara House, One Bermudiana Road, Hamilton Bermuda HM 08
(Address of principal executive offices)

(441) 292-8515
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement
On March 5, 2018, XL Group Ltd (“XL”) entered into a definitive agreement and plan of merger (the “Merger Agreement”) with AXA SA (“AXA”) and Camelot Holdings Ltd., a wholly owned subsidiary of AXA (“Merger Sub”). The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into XL in accordance with the Companies Act 1981 of Bermuda (the “Merger”), with XL surviving the Merger as a wholly owned subsidiary of AXA (such entity, the “Surviving Company”).
At the effective time of the Merger, each issued and outstanding common share, par value $0.01 per common share, of XL (each, a “Company Share”) (other than any Company Shares that is (i) owned by XL as treasury shares, by wholly owned subsidiaries of the Company or by AXA, Merger Sub or by wholly owned subsidiaries of AXA (with certain exceptions)), including each outstanding restricted Company Share (unless otherwise agreed between AXA and the holder of the award), will be automatically canceled and converted into the right to receive $57.60 in cash, without interest (the “Merger Consideration”).
At the effective time of the Merger, unless otherwise agreed between AXA and the holder of an equity award, each outstanding performance unit will be deemed to have achieved the target level of performance and each outstanding restricted share unit, restricted cash unit and performance unit award, each in respect of Company Shares, will vest in full and be canceled and converted into the right to receive the Merger Consideration, without interest. At the effective time of the Merger, unless otherwise agreed between AXA and the holder of an equity award, each outstanding option to purchase a Company Share (a “Company Stock Option”), whether vested or unvested, will be canceled and converted into the right to receive a lump-sum amount in cash, without interest, equal to the product of the excess, if any, of (i) the Merger Consideration, over (ii) the per-share exercise price of such Company Stock Option. Payments will be made by the Surviving Company without interest as part of ordinary course payroll and will be subject to applicable tax withholding.
The Merger Agreement permits XL to pay out regular quarterly cash dividends not to exceed $0.22 per Company Share per quarter and permits (i) subsidiaries of XL to pay periodic cash dividends on preferred shares not to exceed amounts contemplated by the applicable bye-laws or resolutions approving such preferred shares and (ii) subsidiaries of XL to pay dividends to XL or any subsidiary of XL.
The Merger Agreement contains various customary representations and warranties from each of XL, AXA and Merger Sub. XL has also agreed to various customary covenants, including but not limited to conducting its business in the ordinary course and not engaging in certain types of transactions during the period between the execution of the Merger Agreement and the closing of the Merger. XL has also agreed not to discuss alternative acquisition proposals with, or solicit alternative acquisition proposals from, third parties, subject to exceptions that allow XL under certain circumstances to provide information to and participate in discussions with third parties with respect to unsolicited alternative acquisition proposals. The board of directors of XL (the “Board of Directors”) also has the ability to change its recommendation of the Merger in respect of an alternative acquisition proposal that constitutes a “Superior Proposal.” In addition, the Board of Directors may terminate the Merger Agreement in order to accept an alternative acquisition proposal that constitutes a “Superior Proposal,” subject to the Company paying a termination fee. In each such case, the Board of Directors must determine that the failure to do so would be inconsistent with its fiduciary duties under applicable law. XL is also permitted to waive any standstill provision to allow a third party to make an alternative acquisition proposal to the Board of Directors on a non-public basis if the Board of Directors determines that failure to do so would be inconsistent with its fiduciary duties under applicable law.
The Merger Agreement also contains certain termination rights and provides that, upon termination of the Merger Agreement under specified circumstances, including, termination by AXA in the event of a change in the recommendation of the Board of Directors or termination by XL in order to enter into an alternative acquisition agreement with respect to a Superior Proposal, XL will pay AXA a termination fee of $499 million (or $249.5 million under certain limited circumstances).

Consummation of the Merger is subject to customary closing conditions, including approval of the Merger by XL’s shareholders. Further conditions include the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of certain other regulatory approvals, including approval of Bermuda Monetary Authority, the U.K. Prudential Regulation Authority, the U.K. Financial Conduct Authority, the Society of Lloyd’s, the Swiss Financial Market Supervisory Authority, the Central Bank of Ireland and insurance regulators in New York, Delaware, Texas and Louisiana, and the absence of any law, injunction or order restraining the Merger. XL and AXA make customary covenants to use their respective reasonable best efforts (subject to certain limitations) to take all actions necessary to cause the conditions to closing to be satisfied in the most expeditious manner practicable.
The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.
The representations, warranties and covenants of XL, AXA and Merger Sub contained in the Merger Agreement have been made solely for the benefit of the parties thereto. In addition, such representations, warranties and covenants (a) have been made only for purposes of the Merger Agreement, (b) have been qualified by (i) matters specifically disclosed in XL’s filings with the United States Securities and Exchange Commission  (“SEC”) since January 1, 2017 and (ii) confidential disclosures made in the disclosure letters delivered in connection with the Merger Agreement, (c) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (d) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement and (e) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding XL, AXA, Merger Sub or their respective businesses. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of XL, AXA, Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in XL’s public disclosures.
Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On February 28, 2018, XL announced that Greg Hendrick, age 52, currently President, Property & Casualty, has been named to the new role of President and Chief Operating Officer of XL, effective immediately. With more than twenty years of experience at XL, Mr. Hendrick has held a number of senior positions, including Chief Executive of Insurance Operations, Chief Executive of Reinsurance Operations, Executive Vice President of Strategic Growth, President and Chief Underwriting Officer for XL Re Ltd and Vice President of U.S. Property Underwriting for XL Mid Ocean Reinsurance Ltd. In connection with Mr. Hendrick’s change of role, his target long term incentive opportunity will increase from $2,980,000 to $4,000,000.
There are no family relationships between Mr. Hendrick and any of XL’s directors or executive officers or any person nominated or chosen to become a director or executive officer, and there are no transactions in which Mr. Hendrick has an interest requiring disclosure under Item 404(a) of Regulation S-K. In addition, there are no arrangements or understandings between Mr. Hendrick and any other person pursuant to which Mr. Hendrick was appointed President and Chief Operating Officer of XL.
Item 8.01	Other Events
On March 5, 2018, XL and AXA issued a joint press release announcing the execution of the Merger Agreement. A copy of that press release is furnished as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits
2.1	Agreement and Plan of Merger, dated as of March 5, 2018, by and among XL Group Ltd, AXA SA and Camelot Holdings Ltd.

99.1	Press Release, issued by XL Group Ltd and AXA SA, dated as of March 5, 2018

Cautionary Note Regarding Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. Any prospectus, prospectus supplement, Annual Report to common shareholders, proxy statement, Form 10-K, Form 10-Q or Form 8-K or any other written or oral statements made by us or on our behalf may include forward-looking statements that reflect our current views with respect to future events and financial or operational performance. Such statements include forward-looking statements both with respect to us in general, and to the insurance and reinsurance sectors in particular (both as to underwriting and investment matters). Statements that include the words “expect,” “estimate,” “intend,” “plan,” “believe,” “project,” “anticipate,” “may,” “could,” or “would” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the PSLRA or otherwise.
The proposed transaction is subject to risks and uncertainties and factors that could cause XL’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include, but are not limited to (i) that XL may be unable to complete the proposed transaction because, among other reasons, conditions to the closing of the proposed transaction may not be satisfied or waived, including the failure to obtain XL shareholder approval for the proposed transaction or that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (ii) uncertainty as to the timing of completion of the proposed transaction; (iii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (iv) risks related to disruption of management’s attention from XL’s ongoing business operations due to the proposed transaction; (v) the effect of the announcement of the proposed transaction on XL’s relationships with its clients, operating results and business generally; and (vi) the outcome of any legal proceedings to the extent initiated against XL or others following the announcement of the proposed transaction, as well as XL’s management’s response to any of the aforementioned factors.
The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein or elsewhere. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by the federal securities laws.
Additional Information about the Proposed Transaction and Where to Find It
In connection with the proposed transaction, XL will file with the SEC a proxy statement on Schedule 14A and may file or furnish other documents with the SEC regarding the proposed transaction. This material is not a substitute for the proxy statement or any other document that XL may file with the SEC. INVESTORS IN AND SECURITY HOLDERS OF XL ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR FURNISHED OR WILL BE FILED OR WILL BE FURNISHED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement (when available) and other documents filed with or furnished to the SEC by XL through the web site maintained by the SEC at www.sec.gov or by contacting the investor relations department of XL:
Investor Relations
XL Group Ltd
(203) 964-3573
investorinfo@xlgroup.com

Participants in the Solicitation
XL and its directors and executive officers may be deemed to be participants in the solicitation of proxies from XL’s shareholders in connection with the proposed transaction. Information regarding XL’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in XL’s annual proxy statement filed with the SEC on April 5, 2017, XL’s Current Report on Form 8-K filed with the SEC on October 26, 2017 and XL’s Current Report on Form 8-K filed with the SEC on February 20, 2018. A more complete description will be available in the proxy statement on Schedule 14A that will be filed with the SEC in connection with the proposed transaction. You may obtain free copies of these documents as described in the preceding paragraph filed with, or furnished to, the SEC. All such documents, when filed or furnished are available free of charge on the SEC’s website (www.sec.gov) or by directing a request to XL at the Investor Relations contact above.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Dated: March 5, 2018
By:	/s/ Kirstin Gould
Name:	Kirstin Gould
Title:	General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of March 5, 2018, by and among XL Group Ltd, AXA SA and Camelot Holdings Ltd.

99.1	Press Release, issued by XL Group Ltd and AXA, dated as of March 5, 2018